NEWS



FOR:                                                 FROM:

Ladish Co., Inc.                            Ladish Co., Inc.
5481 South Packard Avenue                   5481 South Packard Avenue
Cudahy, WI  53110                           Cudahy, WI  53110
Contact: Wayne Larsen                       Contact: Wayne Larsen
         414-747-2935                                414-747-2935
         414-747-2890 Fax                            414-747-2890 Fax


Release Date:  23 December 1998


LADISH EXTENDS PRESS REPAIR

Cudahy, WI - - Ladish Co., Inc. (Nasdaq: LDSH) (www.ladishco.com) announced that it has experienced an equipment failure on its 10,000-ton isothermal press. President and Chief Executive Officer Kerry Woody stated "During a forging operation last night we had two tie rods fail on our largest isothermal press. We are in the process of assessing the repair schedule and the impact of the failure on 1999 business. We had scheduled this piece of equipment for a maintenance shutdown and computer upgrade to improve its operating efficiencies over the holidays and were expecting the press to be out of production until mid-January. With the additional work that is now required we would expect the press to be down an additional four to six weeks. We are currently assessing which work could, if necessary, be moved from this press to our other isothermal press. We do not anticipate any significant impact upon our customers' schedules which cannot be recovered in subsequent periods."

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.